Exhibit 10.27

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and the registrant customarily and actually treats as private and confidential.

SUBLICENSE AGREEMENT

This Sublicense Agreement (together with all exhibits and attachments hereto, this “Agreement”) is made and entered into by and between iCELL Inc. (“Sublicensor”), a Japanese corporation having a principal place of business at Tokyo Twin Parks 25-26 FL (2505), Higashi Shinbashi 1-10-2, Minato-ku, Tokyo 105-0021 Japan, and Century Therapeutics, LLC
(“Sublicensee”), a Delaware limited liability company having a principal place of business at 3675 Market St., Philadelphia, PA 19104, effective as of March 20, 2020 (“Effective Date”).

WHEREAS, Sublicensor is party to that Exclusive Licensing Agreement concluded on 08/01/2018 and as amended by that certain Amendment No. I to Exclusive Licensing Agreement concluded as of even date herewith, between Sublicensor and The University of Tokyo
(“UTokyo”) and Todai TLO, Ltd., as may be further amended from time to time (“UTokyo License”), under which Sublicensor was granted a license to certain patents, technology and technology information; and

WHEREAS, the Sublicensor desires to grant to the Sublicensee a sublicense to such patents and technology, subject to the terms of this Agreement.

NOW, THEREFORE, and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.	Definitions

1.1.	“Field of Use” shall mean all fields of use.

1.2.	“Initiation” shall mean the dosing of the first human subject participating in a clinical trial.

1.3.	“Inventors” shall mean the inventors of the Technology Information.

1.4.	“Licensed Patents” shall mean the patents and applications listed in Exhibit A hereto and any related patents and applications sharing the same priority date as those listed in this Agreement.

1.5.	“Licensed Products” shall mean on a country-by-country basis, any product whose manufacture, use, sale, offer for sale, or import which, but for the licenses granted herein, would infringe a Valid Claim of a pending Licensed Patent, were such Licensed Patent to have issued, or a Valid Claim of an issued Licensed Patent in such country in which such product is manufactured, used, sold, offered for sale, or imported.

1.6.	“Technology Information” shall mean confidential, non-public technology information, technical data, know-how and other information or materials controlled by Sublicensor during the term of this Agreement that is necessary for the development and/or use of the Licensed Products which is provided to Sublicensee by or at the direction of Sublicensor.

1.7.	“Licensed Territories” shall mean France, Germany, Italy, Japan, Lichtenstein, the Netherlands, Switzerland, the United States, the United Kingdom and any other countries where Valid Claims exist.

1.8.	“Net Sales” shall mean the gross amount actually received by Sublicensee for sales by Sublicensee, its affiliates and sublicensees of a Licensed Product to a third party, less the sum of the following actual and customary deductions where applicable cash, trade or quantity discounts; sales, use, tariff, import/export duties or other excise taxes when included in gross sales; transportation charges; and allowances or credits to customers because of rejections or returns; retroactive price reductions; rebates; and government discounts.

1.9.	“Valid Claim” shall mean, with respect to the patent rights within the Licensed Patents: (a) a claim in an issued patent which has not (i) expired, (ii) been finally adjudicated or admitted as invalid or unenforceable, or (iii) been abandoned; or (b) a claim in a pending application that has not been pending for more than eight (8) years and which is actively being prosecuted.

2.	Grant.

2.1.	University of Tokyo License. A copy of the redacted UTokyo License is attached hereto as Schedule 1. Sublicensee acknowledges and agrees that the sublicense granted herein is subject to all restrictions, limitations, terms and conditions of the UTokyo License applicable to a sublicensee, including without limitation, Articles 5, 7, 8, 9, 11 and 13 to 16 of the UTokyo License,.

2.2.	Sublicense to Licensed Patents. Sublicensor shall, and hereby does, grant to the Sublicensee an exclusive, royalty bearing license under the Licensed Patents (collectively, the “Licensed Rights”), with the right to grant sublicenses through multiple tiers, to research, develop, commercialize, make, have made, use, import, offer for sale, and sell Licensed Products in the Licensed Territories during the term of this Agreement in the Field of Use provided, however, that in Japan such license shall be non-exclusive.

2.3.	Retained Rights. Any provision of this Agreement to the contrary notwithstanding, Sublicensor reserves for itself and UTokyo an irrevocable, nonexclusive, royalty free, license to make and use the Technology Information for their own internal educational and research activities practiced in non-profit research and as part of training and research activities conducted by the Inventors and research collaborators (limited to those belonging to non-profit research institutions) of laboratories that the Inventors may belong to in the future if they are no longer affiliated with UTokyo. Sublicensee shall include such retained rights in any sublicenses it grants in accordance with this Agreement.

2.4.	Technical Assistance. Sublicensor shall provide Sublicensee with access (by teleconference or in person at Sublicensor’s facilities) as reasonably requested by Sublicensee to Sublicensor’s personnel involved in the research and development of Licensed Products.

2.5.	No Sublicense Without Compliance with UTokyo License. Sublicensee may grant sublicenses through multiple tiers under this Agreement, with (i) prior written notice to Sublicensor, (ii) the inclusion in such sublicense of all restrictions, limitations, terms and conditions of the UTokyo License applicable to a sublicensee, including without limitation, Articles 5, 7, 8, 9, 11 and 13 to 16 of the UTokyo License, and (iii) UTokyo’s right to confer with Sublicensor if UTokyo determines it has any concerns regarding such sublicensing.

3.	Payments.

3.1.	License Issue Fee. Sublicensee shall pay Sublicensor a one- time, non-creditable, and non-refundable license issue fee (“License Issue Fee”) of US$100,000, due and payable within five (5) days of the Effective Date.

3.2.	Earned Royalties. Sublicensee shall pay Sublicensor earned royalties (“Earned Royalties”) on a country-by-country, Licensed Product-by-Licensed Product basis, beginning on the first commercial sale of the first Licensed Product and continuing until the last-to-expire Valid Claim under the Licensed Patents claiming or covering such Licensed Product in such country, in an amount equal to [***] of the Net Sales of such Licensed Product (“Earned Royalty Rate”) in the Field of Use by Sublicensee and its affiliates and sublicensees.

3.3.	Additional Earned Royalties. In addition to the Earned Royalties to be paid in accordance with Section 3.2 above, Sublicensee shall pay Sublicensor additional sales milestone achievement payments (“Additional Earned Royalties”) on a country-by-country basis until the last-to-expire Valid Claim under the Licensed Patents claiming or covering Licensed Products, in the below amounts as additional one time payments based on achievement of Net Sales of Licensed Products as follows:

3.3.1.        If aggregate single calendar year Net Sales of all Licensed Products by Sublicensee and its affiliates and sublicensees in the Licensed Territories exceed [***] for the first time, Sublicensee will make a one-time payment to Sublicensor of an Additional Earned Royalty equal to [***] (solely for purposes of the UTokyo License, calculated at [***].

3.3.2.        If aggregate single calendar year Net Sales of all Licensed Products by Sublicensee and its affiliates and sublicensees in the Licensed Territories exceed [***] for the first time, Sublicensee will make a one-time payment to Sublicensor of an Additional Earned Royalty equal to [***] (solely for purposes of the UTokyo License, calculated at [***]).

3.3.3.        If aggregate single calendar year Net Sales of all Licensed Products by Sublicensee and its affiliates and sublicensees in the Licensed Territories exceed [***] for the first time, Sublicensee will make a one-time payment to Sublicensor of an Additional Earned Royalty equal to [***] (solely for purposes of the UTokyo License, calculated at [***]).

3.3.4.        Each of the royalty payments set forth above in subsections 3.3.1, 3.3.2, 3.3.3 is payable only once and only upon the first achievement of the applicable sales event for aggregate Net Sales of all Licensed Products as set forth above in subsections 3.3.1, 3.3.2, and 3.3.3 in the Licensed Territories, with no amounts due for subsequent or repeated achievements of such sales. For clarity, in no event shall Sublicensee be required to pay Sublicensor more than an aggregate of Seventy Million U.S. Dollars ($70,000,000) as Additional Earned Royalties.

3.4.	Late Payments. If any payment due hereunder that is not subject to a good faith dispute is not paid when due for reasons attributable to Sublicensee and/or its affiliates and sublicensees such payment shall be subject to a late charge from the date due until paid calculated at the rate of [***] per year.

3.5.	Earned Royalties in Case of Challenge of the Licensed Patents. Should the Sublicensee challenge the validity of any of the Licensed Patents:

3.5.1.     Provided that the outcome of such action be that any claim of a Patent Right challenged by Sublicensee is both valid and infringed by a Licensed Product, Sublicensee will pay Earned Royalties to the Sublicensor at the rate of 3x the then current Earned Royalty Rate of the Net Sales of all such Licensed Products sold;

3.5.2.     Sublicensee will have no right to recoup expenses paid before or during the challenge; and

3.5.3.     Any dispute over the validity of the Sublicensor’s (or its licensor’s) Licensed Patents will be litigated in the courts located in California. The parties agree not to challenge personal jurisdiction in that forum.

4.	Development and Regulatory Approval Milestones and find other Obligations.

Sublicensee shall pay Sublicensor the applicable milestone achievement payment set forth below within thirty (30) days after the first achievement of: each development and regulatory approval milestone event described below by or on behalf of Sublicensee or its affiliates or sublicensees.

Development and Regulatory Approval Milestone Event	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Each of the milestone payments set forth above will be payable only once under this Agreement regardless of how many times the corresponding milestone event is achieved by or on behalf of Sublicensee or its affiliates or sublicensees, with respect to one or more Licensed Products. For the avoidance of doubt, in no event would Sublicensee be required to pay Sublicensor more than an aggregate of [***] in development and regulatory approval milestone payments.

5.	Records.

5.1.	Maintenance of Records. During the term of this Agreement, Sublicensee shall maintain, and require its affiliates and sublicensees to maintain, complete and accurate records of Licensed Products made, had made, used, offered for sale, imported, or sold under this Agreement, and any amounts payable to Sublicensor in relation to such Licensed Products.

5.2.	Annual Statement. Not later than March 1 of each calendar year, Sublicensee shall furnish to Sublicensor a statement showing the Net Sales for each Licensed Product by Sublicensee and/or its affiliates and sublicensees during the immediate preceding calendar year or portion thereof, and the Earned Royalties payable thereon calculated in such manner.

5.3.	Retention of Records and Audit Rights. Sublicensee shall retain such records relating to a given calendar year for at least five (5) years after the conclusion of that calendar year, during which time Sublicensor shall have the right, at its expense, to cause an independent, certified public accountant to inspect and audit such records during normal business hours and upon fourteen (14) business days prior written notice to Sublicensee for the sole purpose of verifying any reports and payments delivered under this Agreement. Such accountant shall not disclose to Sublicensor any information other than information relating to the accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment within [***] after such accountant delivers the results of the audit. Sublicensee shall also immediately pay to Sublicensor a late payment charge calculated at an annual rate of [***] of the unpaid total for the number of days from the date following the payment deadline to the date of payment. In the event that any audit performed under this Article 5 reveals an underpayment in excess of [***] in any calendar year, Sublicensee shall bear the full cost of such audit. In the event that any audit performed under this Article 5 reveals an overpayment in excess of [***] in any calendar year, Sublicensor shall bear the full cost of such audit.

6.	Instituting Infringement Actions.

6.1.	Duty to Notify. Sublicensee shall promptly notify Sublicensor of any alleged infringement of the Licensed Patents by a third party and of any available evidence of such infringement.

6.2.	Sublicensee’s Right to Institute Infringement Suit. If the infringing activity has not be abated or terminated without litigation within sixty (60) days following the effective date of the infringement notice, Sublicensee shall have the right, but shall not be obligated, to institute suit for any infringement of the Licensed Patents, and Sublicensor agrees to cooperate with Sublicensee in any such suit. Sublicensor further agrees to join as a party to any such suit if Sublicensee reasonably deems the joinder to be necessary or appropriate. The total cost of any such infringement action (including, any costs incurred by the Sublicensor arising out of such suit that Sublicensee requested Sublicensor join, including but not limited to, any legal fees of counsel that the Sublicensor selects and retains to represent it in the suit) instituted by Sublicensee shall be borne by Sublicensee, and Sublicensee shall retain any recovery or damages awarded in such action.

6.3.	Sublicensor’s and UTokvo Right to Institute Suit. If, within one hundred and eighty (180) days following the effective date of the infringement notice delivered pursuant to Section 6.1 above, the infringing activity and misappropriation has not been abated and if Sublicensee has not brought suit addressing the infringement or misappropriation pursuant to Section 6.2 above, Sublicensor or UTokyo under the UTokyo License, or both, shall have the right, but shall not be obligated, to institute suit for any infringement of the Licensed Patents, and Sublicensee agrees to cooperate with Sublicensor, or UTokyo, or both, in any such suit. Sublicensee further agrees to join as a party to any such suit if Sublicensor, or UTokyo, deems the joinder to be necessary or appropriate. As between the Sublicensor and the Sublicensee, the total cost of any such infringement action. (including, any costs incurred by the Sublicensee arising out of such suit, including but not limited to, any legal fees of counsel that the Sublicensee selects and retains to represent it in the suit) instituted by Sublicensor and/or UTokyo, shall be borne by Sublicensor and/or UTokyo, as applicable, and Sublicensor and/or UTokyo, as applicable, shall retain any recovery or damages awarded in such action.

7.	Warranties; Defending Infringement Actions; Indemnification; Covenants.

7.1.	Warranties.

7.1.1.        Each party represents and warrants to the other that as of the Effective Date it has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement. Each party further represents and warrants that, as of the Effective Date, the execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws and (b) do not conflict with, violate or breach or constitute a default of, or require any consent under, any contractual obligations of such party, except such consents as have been obtained as of the Effective Date.

7.1.2.        Sublicensor represents and warrants to Sublicensee that it is the licensee of the Licensed Patents and has the right to grant the Licensed Rights as set forth in this Agreement.

7.1.3.        Sublicensee represents and warrants that any Licensed Products made or sold pursuant to this Agreement shall be made or sold in compliance with all applicable federal and state law regulations, including but not limited to regulations of the Food and Drug Administration, the Environmental Protection Agency and their state equivalents.

7.2.	Defending Infringement Actions. If either party hereto or any affiliate, sublicensee or customer thereof shall be charged with or sued for infringement of patent or other rights of a third party for performing any act contemplated by this Agreement, such party shall promptly notify the other of all particulars of such charge or suit. Sublicensor and Sublicensee shall consult and cooperate as appropriate in the disposition of each such charge and the defense of each such suit.

7.3.	Indemnification.

7.3.1.	Sublicensee will indemnify, hold harmless, and defend the Sublicensor, and its officers, directors, employees, and agents, (collectively, “Sublicensor Indemnitees”) against any and all claims, demands, actions, suits, losses, damages (including without limitation investigative costs, court costs, and attorneys’ fees), costs, fees, and expenses arising from third party claims resulting from or arising out of, (i) any material breach of this Agreement by Sublicensee, (ii) the gross negligence, intentional omission, or willful misconduct of Sublicensee, any permitted Sublicensee or affiliate or any employees, agents or representatives of Sublicensee, and (iii) death or injury to any person and damage to any property arising from the possession, manufacture, use or operation of Licensed Products produced or sold by Sublicensee or its affiliates, sublicensees or their customers in any manner whatsoever.

7.3.2.	Sublicensor will indemnify, hold harmless, and defend the Sublicensee, and its officers, directors, employees, and agents, (collectively, “Sublicensee Indemnitees”) against any and all claims, demands, actions, suits, losses, damages (including without limitation investigative costs, court costs, and attorneys’ fees), costs, fees, and expenses arising from third party claims resulting from or arising out of, (i) any material breach of this Agreement by Sublicensor, and (ii) the gross negligence, intentional omission, or willful misconduct of Sublicensor or any employees, agents or representatives of Sublicensor.

7.3.3.

The party seeking indemnification under this Article 7 (an “Indemnified Party”) shall give prompt written notification to the party from whom indemnification is sought (the “Indemnifying Party”) of any claim, suit, action or demand for which indemnification is sought under this Agreement; provided, however, that no delay or failure on the part of an Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such delay or failure. Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such claim suit, action or demand with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense may participate therein with counsel of its own choosing at its own expense; provided that, the Indemnified Party shall have the right to retain its own counsel, at the expense of the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate because of actual or potential differences in the interests of such Indemnified Party and any other party represented by such counsel. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned.

Insurance. Sublicensee shall during the term of this Agreement maintain in full force and effect insurance policies and contractually assumed liabilities in the amount of [***] and shall, upon reasonable request by Sublicensor no more than once each year, provide to Sublicensor evidence of such policies. Sublicensee shall place appropriate product liability insurance prior to final regulatory approval. With respect to one or more Licensed Products, and if requested by Sublicensor, such insurance policies shall name Sublicensor as an additional insured.

7.4.	Amendments of UTokyo License. Sublicensor will not amend any terms or conditions of the UTokyo License in a manner that is reasonably likely to adversely affect Sublicensee’s rights hereunder, without written approval of Sublicensee.

8.	Limitations. EXCEPT FOR THE EXPRESS WARRANITIES IN SECTION 7, NEITHER PARTY MAKES, AND EACH PARTY SPECIFICALLY DISCLAIMS, ANY WARRANTIES, EXPRESS OR IMPLIED, IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, EFFICACY, AND NON-INFRINGEMENT. EXCEPT FOR (A) DAMAGES FOR VIOLATIONS OF THE CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT, (B) AMOUNTS FINALLY AWARDED FOR INDEMNIFICATION FOR THIRD PARTY CLAIMS UNDER SECTION 7.3 HEREOF AND (C) DAMAGES FOR A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED PROFITS RELATING TO THE SAME) ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

9.	Maintenance of Licensed Patents

9.1.	Notifications. Notifications from government agencies or agents to Sublicensor concerning procedures for the acquisition of rights for the Licensed Rights in the Licensed Territories and procedures for the maintenance of the Licensed Patents shall be provided directly to Sublicensee from such government agency and Sublicensee shall have the first right to control the preparation, filing, prosecution, extension and maintenance of patent rights within the Licensed Rights. To the extent that government agencies or agents require Sublicensor to control such procedures, Sublicensor shall conduct said procedures following consultation with, and the prior written consent of, Sublicensee.

9.2.	Consultation. Sublicensee may at any time request consultation concerning the procedures for the acquisition of rights for the Licensed Rights in the Licensed Territories. Sublicensor shall reasonably respond to these requests and conduct these procedures after obtaining the consent of Sublicensee.

9.3.	Expenses. During the Term, Sublicensee shall be responsible for the expenses (including expenses for work requested of third parties including patent attorneys, attorneys and local agents outside of the United States as well as translation expenses) required for the acquisition of rights for the Licensed Rights in the Licensed Territories as well as the maintenance of patent rights within the Licensed Rights. If Sublicensor makes any such payment on behalf of Sublicensee in advance, Sublicensor shall obtain the prior written consent of Sublicensee for the advance payment total and the payment details and Sublicensee shall reimburse Sublicensor for such pre-approved expenses.

9.4.	Patent Decisions. Regarding the Licensed Patents, if there has been a final rejection, trial decision of refusal, a filing of opposition to the granting of a patent, a revocation decision, a request for a trial for patent invalidation, a trial decision to invalidate a patent, or a revocation decision or a decision to invalidate a patent has been confirmed or a request has been rejected, and circumstances impacting the Licensed Rights have arisen, Sublicensor shall immediately notify Sublicensee of such facts.

9.5.	No Abandonment. Sublicensor shall not abandon rights to any of the Licensed Patents without the prior written consent of Sublicensee.

9.6.	Revisions. Sublicensor shall obtain the prior written consent of Sublicensee if revising specifications and drawings pertaining to the Licensed Patents.

9.7.	Responsibility for Licensed Patents. Notwithstanding anything herein to the contrary, Sublicensee will control and be responsible for preparing, filing, prosecuting, extending and maintaining patent rights within the Licensed Patents in the Licensed Territories. Sublicensee will have the first right to defend such patent rights and enforce them within the scope of this Agreement.

10.	Term and Termination

10.1.	Term. The term of this Agreement shall begin on the Effective Date and shall, unless earlier terminated as provided herein, continue until the later of March 31, 2027 or the last-to-expire Valid Claim claiming or covering a Licensed Product under this Agreement expires.

10.2.	Sublicensor’s Right to Terminate. Under the following circumstances, in addition to any other rights of Sublicensor hereunder, Sublicensor may terminate this Agreement upon (30) day’s prior notice to Sublicensee without incurring any liability if:

10.2.1.    Sublicensee has not made a payment of an amount not subject to a good faith dispute as provided for in this Agreement within sixty (60) days after such payment becomes due, or if Sublicensee otherwise materially breaches any term of this Agreement and does not cure such breach within thirty (30) days of receiving written notice thereof from Sublicensor.

10.3.	Sublicensee’s Right to Terminate. In addition to any other rights of Sublicensee hereunder, Sublicensee may terminate this Agreement:

10.3.1.    Upon ninety (90) days prior written notice to Sublicensor without incurring any liability if any third party brings a claim against Sublicensee over the Licensed Patents or the Technology Information, which the parties reasonably believe may render achievement of their intent under this Agreement impossible, and such claim is not settled by Sublicensor within ninety (90) days;

10.3.2.    Upon sixty (60) days prior written notice.

10.4.	The parties agree that in the event of any termination of the UTokyo License with respect to any Licensed Rights sublicensed to Sublicensee hereunder, Sublicensee shall have any rights available under the UTokyo License to become a direct licensee of the licensor under such UTokyo License, and Sublicensor shall use its good faith efforts to assist Sublicensee in exercising such rights.

11.	Confidentiality

11.1.	Definition of Confidential Information. “Confidential Information” shall mean proprietary or confidential information provided or disclosed by or on behalf of one party (the “Disclosing Party”) to the other party (the “Recipient”) in connection with this Agreement, regardless of the medium that (a) is orally disclosed and indicated at the time of disclosure to be confidential or is confirmed in writing within fourteen (14) days of disclosure to be confidential, or (b) information not disclosed by verbal means that is marked as confidential or proprietary, or (c) that would otherwise be understood to be confidential or proprietary by a reasonable person familiar with the Disclosing Party’s industry due to the nature and context of the disclosure. Confidential Information that falls under any of the following items shall be excluded from the definition of Confidential Information: (i) information already in the possession of the Recipient at the time of provision or disclosure; (ii) information already publicly known at the time of provision or disclosure; (iii) information that became publicly known not due to the responsibility of the Recipient after provision or disclosure: (iv) information lawfully obtained from a third party with valid authority and no obligation of confidentiality to the Disclosing Party; (v) information independently developed by the Recipient without use of or reference to the Disclosing Party’s Confidential Information; or (vi) information with prior written consent to use or disclose from the Disclosing Party. The Recipient shall not use the Disclosing Party’s Confidential Information for any purpose other than to exercise its right or perform its obligations under this Agreement. The Recipient shall protect the confidentiality of the Disclosing Party’s Confidential Information using at least the same degree of care that it uses to protect its own confidential information of a similar nature, but in no event less than a reasonable degree of care. This Section 11 shall survive the expiration or termination of this Agreement for any reason for a period of five (5) years; provided, however, that this period can be lengthened or shortened upon written agreement between Sublicensor and Sublicensee. Nothing in this Agreement shall prohibit the Sublicensor from communicating certain terms of this Agreement to UTokyo to the extent necessary to comply with its obligations under the UTokyo License.

11.2.	Third Party Disclosure. Neither party shall disclose the Disclosing Party’s Confidential Information to any party except its own executives, employees, Inventors and agents (including patent attorneys, attorneys, certified public accountants, tax accountants and consultants) who have a need to know such Confidential Information for the purpose of exercising the Recipient’s rights or performing the Recipient’s obligations under this Agreement and who have entered into a written confidentiality agreement with Recipient with provisions at least as restrictive as this Article 11 or who are subject to fiduciary obligations of nondisclosure and non-use.

11.3.	Required Disclosure. Either party lawfully ordered to disclose the Disclosing Party’s Confidential Information by a court or government agency, may disclose such information to said court or government agency on the condition that: (i) such party notifies the other party of the details of the disclosure beforehand if legally permitted; (ii) the disclosure is limited to what has been legally ordered; and (iii) when making the disclosure, confidential treatment is requested for such information.

12.	Miscellaneous.

12.1.	Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, and permitted assigns. This Agreement shall be personal to each of the Sublicensee and Sublicensor and assignable or otherwise transferable only with the prior written consent of the other party, provided, however, that either party may assign or transfer this Agreement without the other party’s consent to an affiliate or to a successor by way of merger, consolidation or sale of all or substantially all of the assets to which this Agreement relates.

12.2.	Notices. All notices and payments required or contemplated hereunder by one party to the other shall be in writing and shall be deemed to have been duly made and given upon delivery if in person or by mailing if mailed by first-class mail, postage prepaid, and addressed as follows:

to Sublicensor: Tokyo Twin Parks 25-26 FL (2505),

    Higashi-Shinbashi 1-10-2, Minato-ku, Tokyo 105-0021 Japan,

to Sublicensee: Century Therapeutics, LLC

    3675 Market St.

    Philadelphia, PA 19104

    Attn: Janelle R. Anderson

Either party may change its address for the purpose of this Agreement by notice in writing to the other party.

12.3.	Entire Agreement: Amendment. This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof and shall not be modified, amended, or terminated except as provided herein or except by another agreement in writing executed by an authorized representative of each of the parties hereto.

12.4.	Applicable Law; Venue. This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of California, United States of America, without application of its conflicts of laws principles. Each party irrevocably agrees, consents and submits to jurisdiction and venue in the federal and state courts in San Francisco, California, with respect to any dispute arising out of or relating in any way to this Agreement.

12.5.	No Partnership. Nothing in this Agreement shall be construed as creating or constituting a joint venture, partnership, employment relationship, or franchise between Sublicensor and Sublicensee.

12.6.	Severability. All rights and restrictions contained in this Agreement may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any term of this Agreement shall be held to be illegal, invalid, or unenforceable, it is the intention of the parties that the remaining parts hereof shall constitute their Agreement with respect to the subject matter hereof and all of its remaining terms shall be in full force and effect.

12.7.	Waiver. Waiver by either party of any term or provision of this Agreement shall not constitute a continuing waiver thereof nor of any further or additional rights such party may hold under this Agreement.

12.8.	Hearings. Article and Section headings have been inserted herein for convenience of reference only and shall in no way modify or restrict any of the terms or provisions of this Agreement.

12.9.	Survival. The provisions of Articles 1, 5, 7.3, 8, 10.4, 11, and 12 shall survive and remain valid even after the expiration or termination of the Agreement (regardless of the reason for termination). Clauses with a surviving period of validity clearly stated in the Agreement shall remain valid for said period even after the expiration or termination of the Agreement (regardless of the reason for termination).

12.10.	Export. Sublicensee acknowledges that the Licensed Products may be subject to United States laws and regulations controlling the export of technical data, biological materials, chemical compositions, computer software, laboratory prototypes and other commodities and that Sublicensee shall be responsible for compliance with applicable United States export laws and regulations.

12.11.	Counterparts. This Agreement may be executed in counterparts and by facsimile or electronic means each of which shall be an original and together one and the same instrument.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties hereto have affixed their signatures as of the Effective Date.

SUBLICENSOR

iCELL Inc.

By:	/s/ Genjiro Miwa

Name: Genjiro Miwa

Title: Representative Director

SUBLICENSEE

Century Therapeutics, LLC

By:	/s/ Osvaldo Flores

Name: Osvaldo (Lalo) Flores, PhD

Title: Chief Executive Officer

Exhibit A

TABLE OF PATENTS LICENSED FROM THE UNIVERSITY OF TOKYO

[***]

Schedule 1

UTOKYO LICENSE